Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Elizabeth Foster
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS FIRST QUARTER 2007 RESULTS
INDIPLON NDA RESUBMISSION ON TRACK BY
END OF SECOND QUARTER 2007
San Diego, CA, May 3, 2007- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended March 31, 2007. For the first quarter of 2007, the Company reported a net loss of $25.7 million, or $0.68 per share compared with a net loss of $25.9 million, or $0.69 per share, for the same period in 2006.
Revenues for the first quarter of 2007 were $0.1 million compared with $19.5 million for the same period last year. The decrease in revenues is primarily due to the cancellation of our collaboration agreement with Pfizer, Inc. (Pfizer). During the first quarter of 2006, the Company realized $5.9 million from Pfizer for sponsored development funding and $4.4 million resulting from license fees. Additionally, during the first quarter of 2006, the Company recognized $8.2 million in revenue related to the Pfizer sales force allowance. During the first quarter of 2006, the Company also recognized a $1.0 million milestone related to advancements in the Corticotropin Releasing Factor (CRF) antagonist collaboration with GlaxoSmithKline (GSK).
Research and development expenses decreased to $19.1 million during the first quarter of 2007 compared with $27.7 million for the same period in 2006. The decrease in research and development expenses is primarily due to cost savings related to our severance program in the third quarter of 2006 and lower external development costs.
Sales, general and administrative expenses decreased to $8.3 million for the first quarter of 2007 compared with $19.3 million during the same period last year. This decrease in expenses from 2006 to 2007 primarily resulted from our severance program in 2006.
The Company’s balance sheet on March 31, 2007 reflected total assets of $363.7 million, including cash, cash equivalents, and marketable securities of $166.8 million compared with balances at December 31, 2006 of $389.7 million and $182.6 million, respectively.
“We are on track to resubmit our New Drug Application (NDA) for indiplon capsules at the end of the second quarter of 2007. We are also meeting our development goals and our pipeline is progressing as planned led by our GnRH and CRF programs. Neurocrine’s R & D group continues to develop new therapeutic approaches and continues to deliver new compounds into development from our broad research efforts. We have received the first installment of our grant from the Michael J. Fox Foundation for studies with our A2A receptor antagonist for Parkinson’s disease and anticipate selecting a compound for development for this indication during 2007,” said Timothy P. Coughlin, Vice President and Chief Financial Officer of Neurocrine Biosciences.

Indiplon
•	Completed FDA requests for reanalysis of previously submitted indiplon capsules data.

•	Resubmission of the complete response for NDA for indiplon capsules (5 mg and 10 mg) on track for the end of the second quarter 2007.
Neurocrine to Present at Major Congresses in 2007
This year will be an important year for insomnia related medical education with over 12 presentations submitted to several different academic congresses including the Associated Professional Sleep Societies (APSS), the American Society for Clinical Pharmacology and Therapeutics (ASCPT), the International Society For Pharmacoeconomics and Outcomes Research (ISPOR), and the World Federation of Sleep Research and Sleep Medicines Societies. Additionally, we anticipate publication of indiplon clinical manuscripts in key scientific journals this year.
R & D Pipeline Update
Neurocrine’s clinical development group and corporate partners are advancing six programs through clinical development and will report on R & D progress throughout 2007. Neurocrine scientists continue to build up Neurocrine’s pipeline and meet the Company-wide goal of bringing one new compound into development each year.
    GnRH Antagonists for endometriosis:
•	Demonstrated “proof of concept” with positive safety and efficacy results from two Phase II 3-month dose-response clinical trials in endometriosis.

•	Actively enrolling patients in a 6-month Phase IIb clinical trial with NBI-56418 for the treatment of endometriosis. Enrollment of the last patient expected toward the end of the third quarter, 2007.
    CRF1 Antagonists for IBS and Anxiety/Depression:
•	GSK is enrolling patients in Phase II “proof of concept” clinical trials in two indications, irritable bowel syndrome (IBS) and social anxiety disorder (SocAD).

•	An additional lead compound is currently in Phase I multi-dose trials.
    Urocortin 2 for congestive heart failure (CHF):
•	Results from a Phase II dose response trial involving patients with stable CHF demonstrated prominent hemodynamic activity during the 4-hour infusions. The infusions were generally safe and well tolerated and without untoward effects on renal, cardiac or hormonal assessments.

•	Initiation of a Phase II trial with greater than 24-hour infusions of urocortin 2 are awaiting additional preclinical data to support the longer duration infusions.
    Selective Norepinephrine Reuptake Inhibitor (sNRI) for Neuropathic Pain
•	Neurocrine is conducting a Phase I clinical trial with sNRI for neuropathic pain.

GnRH Antagonists in Expanded Phase II Clinical Trials for Endometriosis
Neurocrine is enrolling patients in a Phase IIb study in which 240 patients with endometriosis will be treated over a 6-month treatment period. This multi-center, randomized, double-blind, study includes three treatment groups, with two doses of NBI-56418, 150 mg once a day and 75 mg twice daily, and an active comparator. In addition to confirming the effect of NBI-56418 on endometriosis symptoms, this study is designed primarily to assess the impact of longer treatment on bone mineral density as measured by DEXA scan at the conclusion of dosing and at 6-months and 12-months post-treatment. Enrollment is proceeding as planned and the last patient is expected to be enrolled toward the end of the third quarter, 2007. Topline results from the 6-month treatment period, are expected to be announced in the second quarter, 2008. The 6-month results together with data from the other Phase II studies will be the basis for securing agreement on a registration plan with the FDA.
Corticotropin Releasing Factor (CRF1) Receptor Antagonists in Two Proof of Concept Phase II Trials for Anxiety/Depression and IBS
The CRF collaboration between Neurocrine and GlaxoSmithKline (GSK) has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for anxiety-related disorders and irritable bowel syndrome (IBS). GSK recently initiated Phase II “proof of concept” clinical trials with a lead CRF1 receptor antagonist compound for two indications, social anxiety disorder (SocAD) and IBS.
The first “proof of concept” trial is a Phase II double-blind, randomized, placebo controlled, multiple dose study to evaluate the safety and efficacy of the CRF1 receptor antagonist compound in patients with SocAD. The four-arm study will include more than 200 adult subjects with Generalized Social Anxiety Disorder/Social Phobia. Efficacy, safety, tolerability and pharmacokinetics will be assessed. The clinical endpoints of the study include validated scales for assessment of anxiety disorders including the Liebowitz Social Anxiety Scale and the Social Avoidance and Distress Scale.
The second “proof of concept” trial is a Phase II double-blind, randomized, placebo controlled study to evaluate the safety and efficacy of this compound in patients with IBS. Approximately 100 patients meeting established diagnostic criteria for IBS will be entered into this cross-over design trial. Standard assessments of safety, tolerability and pharmacokinetics will be conducted. The clinical endpoints reflect change in symptom frequency and severity via validated scales for IBS.
GSK also advanced an additional lead CRF1 receptor antagonist in a Phase I multi-dose study.
Urocortin 2 for Congestive Heart Failure (CHF) Continues Preclinical Evaluation
Initial results of a Phase II study in patients with stable CHF indicate that urocortin 2 is generally well tolerated and that the predicted hemodynamic effects on systolic and diastolic blood pressure, heart rate, cardiac work and, most importantly, cardiac output occur over the entire 4-hour infusion. This Phase II study in stable CHF patients, was designed to assess various hemodynamic endpoints, safety and PK/PD over the 4-hour infusion treatment period. Cardiac output increased with minimal increases in heart rate.

No abnormalities of renal function, electrocardiograms or biomarkers of cardiac injury were observed.
Based on this data, it had been our intent to initiate additional Phase II studies in late 2006 with longer duration infusions of up to 72 hours. However, additional preclinical investigations are necessary to support longer exposures prior to proceeding. We believe that this preclinical data will be available in mid-2007.
Selective Norepinephrine Reuptake Inhibitor (sNRI) for Neuropathic Pain Begins Clinical Development
Neurocrine has selected a new compound, sNRI for development for treatment of neuropathic pain and psychiatric disorders. Phase I clinical trials were initiated in the first quarter of 2007.
Additional Research Programs
Neurocrine’s Research Group continues to advance novel small molecule compounds into clinical development. Neurocrine scientists are focusing on developing small molecule antagonists against G-protein coupled receptors.
A2A Receptor Antagonists
Neurocrine is currently reviewing in preclinical studies a number of adenosine A2A receptor antagonists for the treatment of Parkinson’s disease and expects to select a compound for clinical evaluation in 2007.
GnRH
Following the success of GnRH compound NBI-56418 currently in Phase II clinical development, Neurocrine is also investigating the potential of certain GnRH antagonists in treating other hormone dependent diseases in Men’s Health and Women’s Health.
Glucose Dependent Insulin Secretagogues
Neurocrine is optimizing several glucose dependent insulin secretagogues with the goal of identifying a novel oral therapy for glucose control in diabetes.
Ion Channel Blockers
Neurocrine is identifying compounds that block certain ion channels as candidates to take into preclinical development for the therapeutic indications of pain and other CNS disorders.
Conference Call and Webcast Today at 5:00 PM Eastern Daylight Time
Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time). Participants can access the live conference call by dialing 1-866-314-4483 (US) or 617-213-8049 (International) using the conference passcode 32725628. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com
If you are unable to attend the Webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the Conference Call will be available approximately one hour after the conclusion of the call by dialing 1-888-286-8010 (US) or 617-801-6888 (International) using the passcode 87604493. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, irritable bowel syndrome, endometriosis and CNS related disorders. Indiplon was licensed from DOV Pharmaceuticals in 1998. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s indiplon program and R & D pipeline. Specifically, the risks and uncertainties associated with the Company’s indiplon program and planned commercialization activities, including but not limited to; risk that we will be unable to resubmit the indiplon capsule NDA in a timely manner or at all; risk that regulatory authorities may refuse to file our resubmission of the indiplon capsule NDA; risk that regulatory authorities may find our resubmission of the indiplon capsule NDA incomplete or insufficient or otherwise unapprovable or that approval may be delayed; risk that following approval of indiplon capsules, commercialization may be delayed for any of a number of reasons including market conditions and product supply; risk that we will not be able to independently commercialize indiplon capsules or find a marketing partner on reasonable terms or at all; risk that the indiplon capsule labeling granted by regulatory authorities may limit the commercial success of indiplon capsules; and risk relating to market acceptance of indiplon capsules following marketing approval. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s GnRH receptor antagonist, urocortin 2, CRF1 receptor antagonist, and sNRI clinical candidates will not proceed to later stage clinical trials, risk that the Company’s adenosine A2A receptor antagonist preclinical candidates will not advance to clinical trials; risk that the Company’s glucose dependent insulin secretagogues and ion channel blocker research programs will not identify pre-clinical candidates for further development; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; risk that the Company will be unable to raise additional funding required to complete development of all of its product candidates; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2006. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for loss per share data)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenues:
Sponsored research and development	$86	$5,878
License fees and milestones	—	5,358
Sales force allowance	—	8,240
Grant revenue	18	—

Total revenues	104	19,476

Operating expenses:
Research and development	19,061	27,735
Sales, general and administrative	8,317	19,335

Total operating expenses	27,378	47,070

Loss from operations	(27,274)	(27,594)

Other income and (expenses):
Interest income and other income	2,424	2,662
Interest expense	(870)	(969)

Total other income	1,554	1,693

Net loss	$(25,720)	$(25,901)

Net loss per common share:
Basic and Diluted	$(0.68)	$(0.69)

Shares used in the calculation of net loss per common share:
Basic and Diluted	37,908	37,355

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Cash, cash equivalents and marketable securities	$166,791	$182,604
Other current assets	3,522	11,054

Total current assets	170,313	193,658

Property and equipment, net	88,882	91,378
Prepaid royalties	94,000	94,000
Other non-current assets	10,520	10,641

Total assets	$363,715	$389,677

Current liabilities	$17,823	$20,116
Long-term liabilities	54,189	54,845
Stockholders’ equity	291,703	314,716

Total liabilities and stockholders’ equity	$363,715	$389,677